Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com

Compass Diversified Holdings Closes Sale of Clean Earth
Compass Group Management to Waive Management Fee on Cash

Westport, Conn., July 1, 2019 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that it has completed the sale of its majority owned subsidiary, CEHI Acquisition Corporation, the parent company of Clean Earth, Inc. ("Clean Earth"), to a wholly-owned subsidiary of Harsco Corporation (NYSE: HSC), pursuant to an agreement it entered into on May 9, 2019.
The sale price of Clean Earth was based on an aggregate enterprise value of $625 million plus estimated cash and working capital adjustments subject to customary post-closing true-ups. CODI expects to realize a gain on the sale of Clean Earth of between $205 million and $215 million and intends to use the net proceeds to repay the remaining outstanding debt under the Company's revolving credit facility and for general corporate purposes.
Moelis & Company LLC and Houlihan Lokey acted as financial advisors to CODI in connection with the transaction. Squire Patton Boggs (US) LLP acted as legal counsel to CODI.
In addition, CODI’s Manager, Compass Group Management, has agreed to waive the management fee on cash balances held at CODI, commencing with the management fee due for the quarter ending June 30, 2019 and continuing until the quarter during which the Company next borrows under its revolving credit facility.

Elias Sabo, CEO of Compass Diversified Holdings, stated, “Year to date 2019, CODI has realized gains for shareholders of over $325 million. This success has enabled the Company to significantly strengthen its balance sheet, during a time when we are waiving our management fee on CODI’s cash balance. We remain well positioned to continue to implement our permanent capital model, and to distribute $1.44 per share annually, as we focus on further enhancing shareholder value.”
About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market. CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

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The manufacture and marketing of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI and expectations related to the sale of Clean Earth. Words such as "believes," "expects," “anticipates,” “intends,” "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2018 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.